Exhibit 8.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Sapiens International Corporation B.V.	Netherlands
Sapiens Israel Software Systems Ltd.	Israel
Sapiens Technologies (1982) Ltd.	Israel
Sapiens Americas Corporation	New York, United States
Sapiens North America Inc.	Ontario, Canada
Sapiens (UK) Limited	United Kingdom
Sapiens France S.A.S.	France
Sapiens Japan Co.	Japan
Sapiens Software Solutions (IDIT) Ltd.	Israel
IDIT Europe NV	Belgium
Sapiens Software Solution (Life and Pension) Ltd.	Israel
Sapiens (UK) Insurance Software Solutions Limited	United Kingdom
Sapiens NA Insurance Solutions Inc.	Delaware, United States
Formula Insurance Solutions France (F.I.S France)	France
Sapiens Software Solutions (Australia) PTY. Ltd	Australia
Neuralmatic Ltd.	Israel
Sapiens Software Solutions (Decision) Ltd.	Israel
Sapiens Decision NA Inc	Delaware, United States
Sapiens Software Solutions (Norway) AS	Norway
Sapiens (UK) Decision Limited	United Kingdom
Sapiens Technologies (1982) India Private Limited	India
Sapiens Software Solutions (Poland) Sp. z o.o. (formerly Insseco Sp. z o.o.)	Poland
sum.cumo Sapiens GmbH	Germany
Sapiens Iberia S.A	Spain
IDIT Software Solutions (Sweden) AB	Sweden
Sapiens Software Solutions Istanbul YAZILIM	Turkey
Sapiens SA (PTY) Ltd.	South Africa
SIA Sapiens Software Solutions (Latvia)	Latvia
Sapiens Information Technology (Shanghai) Co. Ltd	PRC
IDIT Software Solutions Portugal Unipessoal LDA	Portugal
Sapiens Denmark A/S	Denmark
UAB Sapiens Lithuania	Lithuania
Tia South Africa (Pty) Ltd	South Africa
Sapiens Software Solutions (Singapore) PTE. LTD	Singapore
Tiful Gemel Ltd.	Israel
Sapiens Coognitive LTD	Israel
Sapiens Software Solutions (Thailand) Limited	Thailand